EXHIBIT 4.4

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our charter, our bylaws and the warrant-related documents described herein, which are exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We urge to you read each of the charter and the bylaws (each as defined below), as well as the warrant-related documents, described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context indicates otherwise, references in this exhibit to the “Company,” “SpringBig,” “we,” “us,” “our” and similar terms refer to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

General

We are a corporation organized under the law of Delaware. On June 13, 2022, in anticipation of the consummation of the merger of Merger Sub within and into Legacy SpringBig (each as defined below) and the business combination of Tuatara (as defined below) and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Subsequently, in connection with the Domestication, Tuatara changed its name to “SpringBig Holdings, Inc.” and adopted the Certificate of Incorporation (the “charter”) and Bylaws (the “bylaws”) under Delaware law.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

“Legacy SpringBig” means SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combination. “Tuatara” means Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig. “Merger Sub” means HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara.

Share Capital

The charter of SpringBig authorizes the issuance of an aggregate of 350,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.0001 par value per share (“Common Shares” or “common stock”), and 50,000,000 shares of preferred stock, $0.0001 par value per share. Unless our Board of Directors determines otherwise, SpringBig will issue all shares of capital stock in uncertificated form.

As of March 28, 2023, we had 26,940,841 Common Shares issued and outstanding. All of our issued Common Shares are duly authorized, validly issued, fully paid and non-assessable.

Common Shares

Voting Rights

Each holder of the shares of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.
Election of Directors

The charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The charter does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of SpringBig out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of SpringBig’s affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of SpringBig’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of the preferred stock SpringBig may issue in the future.

Preferred Stock

No shares of preferred stock are currently issued or outstanding. Our charter authorizes the Board of Directors of SpringBig to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SpringBig without further action by the shareholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of SpringBig by restricting dividends on the shares of common stock, diluting the voting power of the shares of common stock or subordinating the liquidation rights of the shares of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of common stock. At present, we have no plans to issue any preferred stock.

Warrants

Public Shareholders’ Warrants

Each whole public warrant originally issued in the initial public offering of Tuatara (the “public warrants”) entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after June 14, 2022 (the “Closing Date”), provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or we permit holders to exercise their public warrants on a cashless basis under the circumstances specified in the Warrant Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agent”)). A warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

SpringBig will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to SpringBig satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No public warrant will be exercisable for cash or on a cashless basis, and SpringBig will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.

We filed with the U.S. Securities and Exchange Commission (the “SEC”) and have an effective registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants, until the expiration of the public warrants. Notwithstanding the above, if the shares of common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, SpringBig may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event SpringBig so elects, SpringBig will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

We may redeem the public warrants for redemption:

•in whole and not in part;

•at a price of $0.01 per public warrant;

•upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and

•if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date SpringBig sends the notice of redemption to the public warrant holders (the “Reference Value”).

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Common Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and SpringBig issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Once the warrants become exercisable, SpringBig may also redeem on the following conditions:

•in whole and not in part;

•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption based on the redemption date and the “fair market value” of our Common Shares;

•if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the merger, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

	Fair Market Value of Shares of Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361

36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.

For example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.

A holder of a public warrant may notify SpringBig in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering to holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of  (1) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (2) one minus the quotient of (x) the price per shares of common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Contingent and Earnout Shares

As part of the merger consideration to be paid to the Legacy SpringBig equity holders in connection with the business combination, holders of Legacy SpringBig’s common stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares (“First Tranche Shares”) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of the common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the common stock on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date.

An “Engaged Option Holder” is an employee or engaged consultant of Legacy SpringBig who held unexercised Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of Contingent Shares.

In addition, in the event of certain events during the 60 month period after the Closing Date, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of common stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of common stock in such Earnout Trigger Event (the “Earnout Trigger Price”):

i.If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

ii.If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

iii.If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders
.
iv.If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; (b) SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of SpringBig in substantially the same proportions as their ownership of stock of SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SpringBig representing more than fifty percent (50%) of the combined voting power of SpringBig’s then outstanding voting securities or (y) has or acquires control of SpringBig’s Board of Directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the SpringBig Board of Directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by SpringBig of all or substantially all of the assets of SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by SpringBig of all or substantially all of the assets of SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of SpringBig.

Additionally, the sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of common stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the sponsor if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the Closing Date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the Closing Date and by the fifth anniversary of the Closing Date.

Dividends

We have not paid any cash dividends on the Common Shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Tuatara’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the business combination. The payment of any cash dividends is within the discretion of the Board of Directors.

Transfer Agent and Warrant Agent

The transfer agent for Common Shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws

SpringBig, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), which we refer to as “Section 203,” regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•A shareholder who owns fifteen percent or more of SpringBig’s outstanding voting stock (otherwise known as an “interested shareholder”);

•an affiliate of an interested shareholder; or

•an associate of an interested shareholder, for three (3) years following the date that the shareholder became an interested shareholder.

A “business combination” includes a merger or sale of more than ten percent of SpringBig’s assets.

However, the above provisions of Section 203 do not apply if:

•SpringBig’s Board of Directors approves the transaction that made the shareholder an “interested shareholder,” prior to the date of the transaction;

•after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of SpringBig’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•on or subsequent to the date of the transaction, the business combination is approved by SpringBig’s Board of Directors and authorized at a meeting of SpringBig’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The Company’s organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by SpringBig’s Board of Directors. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the members of SpringBig’s Board of Directors or taking other corporate actions, including effecting changes in our management. For instance, SpringBig’s charter does not provide for cumulative voting in the election of directors and provides for a classified Board of Directors with three (3)-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the SpringBig Board of Directors. SpringBig’s Board of Directors is empowered to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director in certain circumstances; and SpringBig’s advance notice provisions in the proposed bylaws will require that shareholders must comply with certain procedures in order to nominate candidates to SpringBig’s Board of Directors or to propose matters to be acted upon at a shareholders’ meeting.

SpringBig’s authorized but unissued common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SpringBig by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Nominations and Proposals

Annual Meeting of Stockholders Notice Requirements

Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by shareholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or any committee thereof or (ii) by a shareholder who (A) was a shareholder of record of SpringBig when the notice is delivered to the secretary and at the time of the meeting and is entitled to vote for the election of directors or such business, as applicable, at the meeting and (B) complies with the notice and other provisions of the proposed bylaws. Persons nominated for election to the Board of Directors by shareholders in accordance with the applicable sections of the proposed bylaws are referred to as “Shareholder Nominees.” A shareholder nominating persons for election to the board of directors is referred to as the “Nominating Shareholder.”

SpringBig’s bylaws provide that, for nominations or business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the secretary of SpringBig and, in the case of proposed business, any such proposed business must constitute a proper for shareholder action. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of SpringBig, addressed to the secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of shareholders; provided, however, that if the annual meeting of shareholders is not within 45 days before or after such anniversary date, the notice by the shareholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or deferral of any annual meeting of shareholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Special Meeting of Stockholders Notice Requirements

If the election of directors is included as business to be brought before a special meeting in SpringBig’s notice of meeting, then nominations of persons for election to the board of directors at a special meeting of shareholders may be made by any shareholder who is a shareholder of record at the time of giving notice of such nomination and at the time of the special meeting (who will be entitled to vote at the meeting). For nominations to be properly brought by a shareholder before a special meeting of shareholders, the shareholder must have given timely notice not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting is first made by SpringBig.

Additional Stockholder Notice Requirements

Any shareholder’s notice to the secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of SpringBig, if any, that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or SpringBig; and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder as they appear on SpringBig’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of SpringBig that are owned beneficially and of record by such shareholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such shareholder among such shareholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such shareholder (or a qualified representative of such shareholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such shareholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

General

The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought or a nomination was not made, as the case may be, in accordance with the foregoing procedures prescribed by the proposed bylaws, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and the defective nomination shall be disregarded, as the case may be. If the shareholder (or a qualified representative of the shareholder) does not appear at the applicable shareholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by SpringBig. To be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

Listing of Common Stock

The Common Shares are listed on The Nasdaq Global Market under the symbol “SBIG.” The SpringBig public warrants are listed on the Nasdaq Global Market under the symbol “SBIGW.”